Exhibit 99.1

EVENTIKO INC.

MINUTES OF A MEETING OF THE DIRECTORS OF THE COMPANY

February 21, 2020

Present: Miklos Pal Auer

Miklos Pal Auer took the chair and acted as the Recording Secretary of the Meeting.

ISSUANCE OF SHARES

WHEREAS a sole subscriber has agreed to subscribe for the shares of common stock in the capital of the Company in exchange for his efforts in providing services to Eventiko Inc., such as incorporation, organizational services and preparation of corporate documents;

UPON MOTION, IT WAS RESOLVED that 3,000,000 shares of common stock in the capital of the Company have been subscribed to Miklos Pal Auer in exchange for the provision of his services to the Company and should now be considered as issued and fully paid and non-assessable to the subscriber.

Name of Subscriber	Number of Shares

Miklos Pal Auer	3,000,0000

The listed subscriber currently is the sole shareholder of the company and there are no other shareholders.

TERMINATION OF MEETING

UPON MOTION, IT WAS RESOLVED that the Meeting terminates.

__/s/Miklos Pal Auer______________

Miklos Pal Auer, Recording Secretary